Contacts:	Julia McCartney, 714.975.2230 julia.mccartney@grubb-ellis.com
Damon Elder, 714.975.2659 damon.elder@grubb-ellis.com

Grubb & Ellis Apartment REIT Acquires
Canyon Ridge Apartments in Hermitage, Tenn.

SANTA ANA, Calif. (Sept. 19, 2008) – Grubb & Ellis Apartment REIT, Inc. today announced the acquisition of Canyon Ridge Apartments, a 350-unit multifamily community in the Nashville suburb of Hermitage, Tenn.

Located at 3868 Central Pike, Canyon Ridge Apartments consists of approximately 341,000 rentable square feet situated on roughly 22.5 acres. Built in 2005, the gated community comprises 13 three-story buildings offering one-, two- and three-bedroom apartments as well as a community clubhouse. There are six floor plans available that vary in unit size from approximately 750 square feet to roughly 1,184 square feet. Property amenities include a fitness center, cyber cafe, lap pool with surround sound and two tanning salons. Unit features may include island kitchens with granite counter tops, full-size washer and dryer connections, ceiling fans, walk-in closets and fireplaces.

Canyon Ridge Apartments offers easy access to Interstate 40, is in close proximity to Nashville International Airport, and is surrounded by residential developments as well as retail outlets, including Kroger, Wal-Mart and Home Depot. The property is currently 94 percent leased and provides parking for 660 passenger vehicles, split between attached and detached garages, carports and surface parking spaces.

“The acquisition of Canyon Ridge Apartments further diversifies the Grubb & Ellis Apartment REIT portfolio and is consistent with our investment strategy to acquire assets in growing markets with strong economies,” said Grubb & Ellis Apartment REIT Chief Executive Officer Stanley J. Olander Jr.

Grubb & Ellis Apartment REIT purchased Canyon Ridge Apartments from an affiliate of Principal Real Estate Investors LLC, represented by Scott Tyrone and Perry Gooch of Colliers Turley Martin Tucker. Financing was primarily provided by Capmark Bank, arranged by Don Marshall and Mike Bryant.

As of August 29, 2008, Grubb & Ellis Apartment REIT has sold approximately 13.5 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $134.6 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Apartment REIT offers a monthly distribution of seven percent per annum and, as of September 15, 2008, has made 13 geographically diverse acquisitions with a total portfolio valued at approximately $341 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Apartment REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of June 30, 2008, more than $3.6 billion in investor equity has been raised for these investment programs. The Company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance and diversity that the property adds to the Grubb & Ellis Apartment REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the strength of the economy of the greater Nashville area; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.